      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1999
                                                      REGISTRATION NO. 333-72167
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------



                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------

                               BIKERS DREAM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                                          33-0140149
   (STATE OR OTHER JURISDICTION OF                            (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)


                                3810 WACKER DRIVE
                           MIRA LOMA, CALIFORNIA 91752
                                 (909) 360-2500


    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


            MR. HERM ROSENMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                3810 WACKER DRIVE
                           MIRA LOMA, CALIFORNIA 91752
                                 (909) 360-2500

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


                                   ----------

                          COPIES OF COMMUNICATIONS TO:
                           HOWARD J. UNTERBERGER, ESQ.
                           CHRISTINA LYCOYANNIS, ESQ.
                                MILLER & HOLGUIN
                      1801 CENTURY PARK EAST, SEVENTH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 556-1990

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

    IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                         CALCULATION OF REGISTRATION FEE


==============================================================================================
                                                 PROPOSED           PROPOSED
                                                  MAXIMUM           MAXIMUM         AMOUNT OF
TITLE OF EACH CLASS OF           AMOUNT        OFFERING PRICE      AGGREGATE      REGISTRATION
SECURITIES TO BE REGISTERED  TO BE REGISTERED    PER UNIT        OFFERING PRICE       FEE
----------------------------------------------------------------------------------------------
Common stock                 25,000 shares(1)   $2.93755(2)        $73,438.75       $20.42
==============================================================================================

(1) The Registration Statement as originally filed on February 11, 1999 covered the sale of 3,330,601 shares, for which a registration fee of $3,370.90 was paid. This Amendment No. 1 covers an additional 25,000 shares underlying outstanding options, resulting in an additional registration fee as shown in the table. Also registered hereunder are an indeterminate number of additional shares of common stock which may become issuable by virtue of anti-dilution provisions of options.

(2) Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant's common stock as reported by Nasdaq for May 7, 1999, which date is within 5 business days prior to the initial filing date of this Registration Statement.


                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS



                    DATED MAY 13, 1999 SUBJECT TO COMPLETION




                               BIKERS DREAM, INC.

                        3,355,601 SHARES OF COMMON STOCK


        Shareholders of Bikers Dream, Inc from time to time, may offer and sell up to 3,355,601 shares of Bikers Dream common stock. The selling shareholders may, from time to time, offer their shares through public or private transactions at prevailing market prices or privately negotiated prices.

        Bikers Dream's common stock is traded on the Nasdaq SmallCap Market System under the symbol BIKR. On May 7, 1999, the last reported sale price of our common stock on Nasdaq was $2.938.


                           --------------------------


   AN INVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD ONLY PURCHASE THESE
       SHARES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. PLEASE SEE THE RISK FACTORS BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN FACTORS
           YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.


                             ----------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.




                The date of this prospectus is ____________, 1999

                                TABLE OF CONTENTS


The Company.............................................................      2

Risk Factors............................................................      2

Sales by Selling Shareholders...........................................      9

Plan of Distribution....................................................     15

Legal Matters...........................................................     16

Experts.................................................................     16

Where You Can Find More Information.....................................     17



                     NOTICE ABOUT FORWARD-LOOKING STATEMENTS


        To the extent that the information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward- looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 2. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information."

                                   THE COMPANY

        Bikers Dream is a manufacturer, distributor and retailer of quality-built, American heavyweight cruiser motorcycles under the "Ultra Cycles" brand name. Our principal executive offices are located at 3810 Wacker Drive, Mira Loma, California 91752, and our telephone number is (909) 360-2500.

                                  RISK FACTORS

        An investment in shares of Bikers Dream common stock involves a high degree of risk. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICITS MAY AFFECT PROFITABILITY; IMPROVEMENTS IN PROFITABILITY DEPEND UPON BIKERS DREAM'S ABILITY TO ITS EXPAND DEALER NETWORK AND INCREASE ITS MANUFACTURING CAPABILITY.

        Bikers Dream has a history of operating losses and accumulated deficits. Bikers Dream had operating net losses of approximately $3.8 million, $5.1 million and $4 million for the fiscal years ended December 31, 1998, 1997 and 1996, respectively. As of December 31, 1998, Bikers Dream's accumulated deficit was approximately $15.8 million. Bikers Dream may not be able to achieve or maintain profitability in the future. The ability of Bikers Dream to improve its profitability in future periods will depend upon its ability to continue to expand its dealer network and to increase its manufacturing capability on a cost-effective basis.

UNCERTAINTIES ASSOCIATED WITH BIKERS DREAM'S MANUFACTURING OPERATIONS.

        In the fiscal year ended December 31, 1998, Bikers Dream derived approximately 57% of its total revenues from its motorcycle manufacturing operations. Bikers Dream expects that the percentage of revenues attributable to its manufacturing operations will rise in future periods. The following are the risks which we believe to be most significant with respect to Bikers Dream's manufacturing operations:

        BIKERS DREAM HAS LIMITED EXPERIENCE WITH MANUFACTURING OPERATIONS. Bikers Dream entered the motorcycle manufacturing business in 1997 through the acquisition of the assets of its Ultra Cycles division. Previously, Bikers Dream's operations had involved only the operation of retail stores selling new and used motorcycles and motorcycle parts and accessories. Although we have acquired considerable direct experience with motorcycle manufacturing since our acquisition of the Ultra Cycles division in 1997, such experience is more limited than that of other motorcycle manufacturers which have been in operation for a longer period of time.

    DEMAND FOR BIKERS DREAM'S MOTORCYCLES MAY NOT BE SUFFICIENT TO ENABLE BIKERS DREAM TO PROTECT OR INCREASE MARKET SHARE. Our ability to sell the motorcycles which we manufacture depends on sustained market demand. Bikers Dream manufactures heavyweight cruiser motorcycles. According to industry research reports, the overall market for heavyweight cruisers has grown by approximately 12% per year since 1996. The base retail price of one of our heavyweight cruisers ranges from approximately $16,000 to $26,000. Motorcycles within this price range are luxury goods and are therefore more susceptible to changes in popular fashion and changes in economic conditions than lower priced motorcycles. Any reduction in overall demand for heavyweight cruiser motorcycles may require Bikers Dream to increase its share of the market in order to sustain or increase sales. However, we cannot ensure that demand for our motorcycles will be sufficient to enable us to protect or increase our market share.

        IF BIKERS DREAM IS UNABLE TO EXPAND ITS DEALER NETWORK IT MAY NOT BE ABLE TO MAINTAIN OR INCREASE SALES. Motorcycles manufactured by Bikers Dream are sold through our six owned Bikers Dream Superstores, approximately 40 independently owned Bikers Dream Superstores and approximately 65 independent Ultra Cycles dealers. Approximately 75% of the motorcycles sold by Bikers Dream during the year ended December 31, 1998 were sold through the independent dealer network. Dealers may not be able to maintain or increase this level of sales. We believe that we will need to continue to expand our independent dealer network in order to increase sales, but may not be able to do so successfully.

        BIKERS DREAM'S COMPETITIVE POSITION WITHIN ITS MARKET NICHE COULD SUFFER IF COMPETITORS ENTER OR EXPAND OPERATIONS WITHIN THIS MARKET. The U.S. heavyweight cruiser motorcycle market in which Bikers Dream competes is highly competitive. Harley-Davidson, Inc. is by far the largest seller of heavyweight cruiser motorcycles. According to Harley-Davidson's 1998 annual report on Form 10-K, it controls approximately 49.5% of the heavyweight cruiser motorcycle market. Bikers Dream seeks to avoid direct competition with Harley-Davidson by operating within a specialized niche of the heavyweight market. Within this niche, Bikers Dream competes on the basis of product performance and style, pricing, service and warranties. This competitive strategy includes offering certain customized features, such as polished or painted high-performance engines, at no additional charge over base prices, as well as a four-year, unlimited mileage warranty for all models. Our main competitors within this market niche are Titan Motorcycles, Big Dog Motorcycles and CMC (California Motorcycle Corp.). There can be no assurance that these competitors will not expand their manufacturing operations or that other motorcycle manufacturers will not enter this market.

UNCERTAINTIES ASSOCIATED WITH BIKERS DREAM'S RETAIL STORE OPERATIONS.

        The following are the risks which we believe to be most significant with respect to Bikers Dream's retail store operations:

        SUPERSTORE SALES VOLUME AND PROFITABILITY DEPEND ON CONTINUED POPULARITY OF MOTORCYCLES. Bikers Dream depends on the continued popularity of motorcycles and motorcycle related products to maintain sales volume. Without sufficient sales volume, our stores will lose the benefit of economies of scale associated with the superstore concept.

        BIKERS DREAM'S ABILITY TO COMPETE IN A LARGELY FRAGMENTED RETAIL MARKET COULD DIMINISH IF RETAIL COMPETITORS BEGIN COMPETING ON A LARGER SCALE. Superstores owned by Bikers Dream must compete with thousands of motorcycle retail outlets throughout the United States which provide aftermarket parts, services and accessories. Most of these competitors are small, privately owned businesses. Competition could increase if current competitors of Bikers Dream expand their retail facilities and operations or new competitors with substantial capital and other resources enter the retail market.

BIKERS DREAM NEEDS ADDITIONAL CAPITAL FINANCING TO CONTINUE EXPANSION OF MANUFACTURING OPERATIONS; SUCH FINANCING MAY DILUTE EXISTING SHAREHOLDERS' INTERESTS AND SUBSTANTIALLY RESTRICT BIKERS DREAM'S ABILITY TO OPERATE AND RAISE ADDITIONAL FUNDS.

        Bikers Dream utilizes its working capital primarily to finance the manufacture of motorcycles. Typically, manufacturing costs are incurred two to three months prior to receipt of payment for the finished product. As we expand our operations, internally generated cash is not sufficient to meet our working capital needs. Accordingly, Bikers Dream has needed to look to outside funding sources to address its liquidity and working capital needs. Historically, Bikers Dream has addressed these needs primarily through private equity placements and secured debt-financing arrangements with lenders.

        In April 1998, Bikers Dream completed a private placement of Series C Convertible Preferred Stock, which generated approximately $3.075 million in cash. In addition, in June 1998, Bikers Dream completed a three-year senior secured loan with Tandem Capital of Nashville, Tennessee. The amount of the loan is $4.5 million. The loan bears interest at 12% per annum and stipulates quarterly payments. The Tandem loan is secured by a first lien on substantially all of Bikers Dream's assets. In connection with this loan, Tandem also received warrants to purchase 457,500 shares of common stock. In addition, on each anniversary of the closing date of the loan, until the loan is paid in full, Tandem Capital is entitled to receive a warrant to purchase an additional 200,000 shares of common stock. Bikers Dream used the proceeds of the Tandem loan to repay $2.5 million of then-existing long-term debt and to expand Bikers Dream's motorcycle manufacturing operations.

        In order to finance its current working capital needs, Bikers Dream is relying on a $1.5 million inventory flooring line of credit which it obtained in May 1998 from Cana Capital Corporation, a company owned by Bruce Scott, a director of Bikers Dream, and a $300,000 bridge loan which Bikers Dream obtained in October 1998 from MD Strategic L.P., a partnership in which Don Duffy, a director of Bikers Dream, is a principal. Advances under the Cana Capital line of credit bear interest at a rate of 2% or 5% over the prime rate, depending on the type of advance. The MD Strategic loan is evidenced by an unsecured note bearing interest at 18% per annum and is due, together with accrued interest, on the earlier of May 31, 1999 or upon receipt by Bikers Dream of funds from a third-party lender.

        In February 1999, Bikers Dream completed an offering of $1,500,000 in newly issued Series D Preferred Stock. The investors in the Series D Preferred Stock offering have committed to purchase an additional $500,000 of Series D Preferred Stock upon approval by Bikers Dream's shareholders of the issuance of such additional Series D Preferred Stock. The same investors have also committed to purchase an additional $1 million in Series D Preferred Stock following the later to occur of shareholder approval or the effectiveness of a registration statement with respect to such shares.

        Although we believe that we can, at our current level of operations, adequately service our existing indebtedness and meet our working capital needs by using available internal cash, we will require additional outside sources of capital to continue to expand our manufacturing operations. We are currently negotiating an inventory and receivables based line of credit of up to $10 million which will be used to pay off all or part of our existing indebtedness to Tandem Capital, Cana Capital Corporation and MD Strategic L.P., and to finance our general business operations and working capital needs. We believe that such a credit facility, combined with the proceeds of Series D Preferred Stock offerings, would provide Bikers Dream with sufficient working capital for the current year. If Bikers Dream does not obtain such a credit facility, it will be unable to meet its expansion goals unless it obtains other debt or equity financing on acceptable terms. Bikers Dream is continually in discussions with lenders and potential equity partners regarding funding options to fuel its growth strategy.

        Any additional equity financing that Bikers Dream obtains may be dilutive to shareholders, and any additional debt financing may impose substantial restrictions on the ability of Bikers Dream to operate and raise additional funds. The Board of Directors will determine the terms of any financing at the appropriate time based upon management's good faith evaluation of the best interests of Bikers Dream and its shareholders. There can be no assurance that additional capital will be available or that, if available, such capital will be made available on satisfactory terms.

LOSS OF SERVICES OF HERM ROSENMAN MAY JEOPARDIZE THE EFFECTIVE MANAGEMENT OF BIKERS DREAM.

        Bikers Dream depends highly on the services of Herm Rosenman, its President and Chief Executive Officer. Bikers Dream entered into an employment agreement with Mr. Rosenman which expires in 2002, but has not obtained key man insurance for Mr. Rosenman. The loss of Mr. Rosenman could jeopardize the effective management of Bikers Dream, which could have a material adverse effect on its results of operations.

ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UNDERLYING PREFERRED STOCK, OPTIONS AND WARRANTS MAY CAUSE SIGNIFICANT DILUTION OF EXISTING SHAREHOLDERS' INTERESTS.

        Significant dilution of existing shareholders' interests may occur if Bikers Dream issues additional shares of common stock underlying outstanding shares of preferred stock, warrants and options, as described below:

        CONVERSION OF OUTSTANDING PREFERRED STOCK. As of May 7, 1999, Bikers Dream had one share of Series A Preferred Stock, 702,194 shares of Series B Preferred Stock, and 1,545 shares of Series D Preferred Stock outstanding. No shares of Series C Preferred Stock are currently outstanding. The number of shares of common stock issuable, collectively, upon conversion of the outstanding Series A Preferred Stock and Series B Preferred Stock is less than 5% of the outstanding common stock of Bikers Dream as of May 7, 1999. However, the number of shares of common stock issuable upon conversion of the Series D Preferred Stock may constitute a significantly greater percentage of the total outstanding shares of common stock of Bikers Dream stock as such conversion is based on a formula which is pegged to the market price of the common stock. The formula provides, specifically, that the number of shares of common stock issuable upon the conversion of one share of Series D Preferred Stock is calculated by adding $1,000 to the amount of accrued and unpaid dividends on such share and dividing the resulting sum by the conversion price. The conversion price is equal to the lesser of (1) 110% of the closing bid price of the common stock on the last trading day before the date of issuance of the share of Series D Preferred Stock being converted, or (2) 90% of the average of the four lowest closing bid prices of the common stock during the last 22 trading days before the date of conversion.

        The 1,545 shares of Series D Preferred Stock currently outstanding may be converted commencing April 7, 1999. The exact number of shares of common stock into which currently outstanding Series D Preferred Stock may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of Bikers Dream common stock. Decreases in the trading price of Bikers Dream common stock are likely to result in increases in the number of shares of common stock issuable upon conversion. However, prior to the receipt of shareholder approval, the maximum number of shares issuable upon conversion of the Series D Preferred Stock will not exceed 1,027,996. This number represents 19.9% of Bikers Dream's outstanding common stock as of the date the Series D Preferred Stock was issued.

        OUTSTANDING WARRANTS AND OPTIONS. As of May 7, 1999, 1,199,250 previously issued warrants were outstanding at exercise prices ranging from $4.00 to $5.00. As of April 28, 1999, 952,374 options were outstanding at prices ranging from $3.00 to $7.50, and 575,334 of the options were fully vested. In addition, under the terms of the agreement governing its $4.5 million term loan from Tandem Capital, Bikers Dream is obligated to issue to Tandem Capital on each anniversary of the closing date of the term loan, until such loan is paid in full, a warrant to purchase 200,000 additional shares of common stock at an exercise price equal to the greater of (1) $4.00, or (2) 80% of the average closing bid price of the common stock for the 20 days preceding such anniversary date. (See discussion in Risk Factor entitled "Bikers Dream Needs Additional Capital Financing to Continue Expansion of Manufacturing Operations; Such Financing May Dilute Existing Shareholders' Interests and Substantially Restrict Bikers Dream's Ability to Operate and Raise Additional Funds" on page 4.) The exercise of the warrants and options described in this paragraph could result in significant dilution to existing security holders of Bikers Dream.

BIKERS DREAM'S ABILITY TO CONTINUE OPERATIONS MAY BE MATERIALLY IMPAIRED IF IT HAS INSUFFICIENT CASH TO REDEEM SERIES D PREFERRED STOCK UPON A MANDATORY REDEMPTION.

        Bikers Dream is required to redeem Series D Preferred Stock after an event triggering mandatory redemption pursuant to the terms of the documents governing the terms of the Series D Preferred Stock . Such triggering events include, among other things:

        -    Failure of Bikers Dream to pay dividends when required;
        - Material breaches of Bikers Dream's agreements with purchasers of Series D Preferred Stock, including failure to register the common stock issuable upon conversion of Series D Preferred Stock and failure to maintain the effectiveness of any such registration;

        - Failure to maintain a Nasdaq listing for Bikers Dream's common stock;

        - Failure to deliver common stock certificates in a timely fashion after the conversion of Series D Preferred Stock; and
        - Failure to obtain shareholder approval for the issuance of Series D Preferred Stock and underlying common shares by September 30, 1999.

        With respect to the last item listed above, the rules of the Nasdaq Stock Market limit the number of shares of common stock which Bikers Dream can issue without shareholder approval. Under these rules, without shareholder approval common shares cannot be issued upon the conversion of Series D Preferred Stock in an amount exceeding 19.9% of the number of common shares outstanding at the time the Series D Preferred Stock was issued. At the time the Series D Preferred Stock was issued, Bikers Dream had 5,165,810 shares of common stock outstanding, thereby enabling Bikers Dream to issue up to 1,027,996 shares of common stock without prior shareholder approval.

        Given the formula used for the conversion of Series D Preferred Stock, the number of shares issuable upon the conversion of all currently outstanding Series D Preferred Stock will not exceed 1,027,996 as long as the trading price of Bikers Dream's common stock is $1.68 or greater. If the trading price of the common stock falls below $1.68, then the holders of Series D Preferred Stock will have the right to redeem any shares of Series D Preferred Stock which cannot be converted without violating the 19.9% limitation. Consequently, significant downward fluctuations of Bikers Dream's stock price could also create an obligation on the part of Bikers Dream to redeem shares of outstanding Series D Preferred Stock, which could have a material adverse effect on our business and financial condition.

        It is unlikely that Bikers Dream will have sufficient cash to be able to redeem Series D Preferred Stock if required to do so. As a result, the occurrence of an event triggering mandatory redemption of the Series D Preferred Stock could materially impair our ability to continue to operate our business.

VOLATILITY OF STOCK PRICE MAY INCREASE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF PREFERRED STOCK.

        The stock market from time to time experiences significant price and volume fluctuations, some of which are unrelated to the operating performance of particular companies. We believe that a number of factors can cause the price of Bikers Dream common stock to fluctuate, perhaps substantially. These factors include, among others:

        - Announcements of financial results and other developments relating to our business;

        -    Changes in the general state of the economy; and

        - Changes in market analyst estimates and recommendations for Bikers Dream common stock.

As an example, in late December 1998, Bikers Dream's stock price and trading volume fluctuated significantly following announcement of our plans to engage in Internet related commerce.

SIGNIFICANT DECREASE IN PRICE OF COMMON STOCK WOULD CORRESPONDINGLY INCREASE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF SERIES D PREFERRED STOCK AND CAUSE DILUTION TO EXISTING SHAREHOLDERS.

        Significant downward fluctuations of Bikers Dream's stock price may substantially increase the number of shares of common stock issuable upon conversion of outstanding Series D Preferred Stock as a result of the conversion formula, which is tied to the market price of the common stock, thereby also diluting the book value and earnings per share of common stock held by existing shareholders of Bikers Dream.

SALES OF COMMON STOCK ISSUED UPON CONVERSION OF SERIES D PREFERRED STOCK MAY DEPRESS MARKET PRICE OF COMMON STOCK.

        The Series D Preferred Stock converts to common stock in accordance with the formula described in the risk factor above entitled "Issuance of Additional Shares of Common Stock Underlying Preferred Stock, Options and Warrants May Cause Significant Dilution of Existing Shareholders' Interests." It is possible that such conversion may take place at a discount to market. Holders of common stock issued upon conversion of the Series D Preferred Stock therefore may have an incentive to sell such common stock at prices below market prices prevailing at the time of the conversion. Such sales would depress the market price of the common stock.

SEASONAL FACTORS MAY CAUSE FLUCTUATION OF QUARTERLY RESULTS OF OPERATIONS, THEREBY MAKING QUARTER-TO-QUARTER COMPARISONS DIFFICULT.

        We generally expect our sales to be higher during the second and third quarters and lower during the first and fourth quarters because consumers are more likely to purchase and use Bikers Dream's products during periods of good weather. CONSEQUENTLY, OUR RESULTS OF OPERATIONS VARY, AND MAY NOT BE COMPARABLE, FROM QUARTER TO QUARTER.

BIKERS DREAM MUST COMPLY WITH FEDERAL, STATE AND LOCAL REGULATIONS, INCLUDING ENVIRONMENTAL AND SAFETY REGULATIONS.

        Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. Federal and state authorities have various environmental control requirements relating to air and noise pollution which affect our business and operations . Our motorcycles are subject to certification by the U.S. Environmental Protection Agency for compliance with applicable emissions and noise standards and by the state of California Air Resources Board with respect to more stringent emissions standards. Bikers Dream's motorcycle products must also comply with the National Highway Traffic Safety Administration's standards. Management believes that Bikers Dream holds all required licenses and permits and is in compliance with all applicable federal, state and local laws and regulations.

DIVIDENDS HAVE NOT BEEN PAID ON BIKERS DREAM COMMON STOCK AND ARE NOT EXPECTED TO BE PAID IN THE FUTURE.

        We have not paid any dividends on our common stock and do not expect to pay any dividends in the foreseeable future.

POSSIBLE ISSUANCE OF ADDITIONAL PREFERRED STOCK MAY ADVERSELY AFFECT RIGHTS OF HOLDERS OF COMMON STOCK AND MAY RENDER MORE DIFFICULT CERTAIN ANTI-TAKEOVER STRATEGIES IN THE BEST INTEREST OF SHAREHOLDERS.

        As of the date of this prospectus, Bikers Dream has 703,740 shares of preferred stock outstanding. The Articles of Incorporation of Bikers Dream permit the Board of Directors to designate the terms of, and issue, up to 9,296,260 additional shares of preferred stock without further shareholder approval. The issuance of additional shares of preferred stock could adversely affect the rights of holders of common stock by, among other things, establishing preferential dividends, liquidation rights and voting power. In addition, the issuance of preferred stock might render more difficult, and therefore discourage, an unsolicited takeover proposal such as a tender offer, proxy contest or removal of incumbent management, even if such actions would be in the best interest of our shareholders.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS .

        See "Notice About Forward-Looking Statements" on page 2 of this prospectus.

                          SALES BY SELLING SHAREHOLDERS

        The selling shareholders are offering hereby a total of 3,355,601 shares of Bikers Dream common stock. The following table sets forth as of the date of this prospectus, the name of each of the selling shareholders, the number of shares of common stock that each such selling shareholder beneficially owns as of May 7, 1999 the number of shares of common stock beneficially owned by each selling shareholder that may be offered for sale from time to time by this prospectus and the number of shares and percentage of common stock to be held by each such selling shareholder assuming the sale of all the common stock offered hereby.

        Except as indicated, none of the selling shareholders has held any position or office or had a material relationship with Bikers Dream or any of its affiliates within the past three years other than as a result of the ownership of Bikers Dream common stock. Bikers Dream may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                               SECURITIES                        SECURITIES      PERCENTAGE
       NAME OF                BENEFICIALLY       SECURITIES      BENEFICIALLY     OWNERSHIP
       SELLING               OWNED PRIOR TO       OFFERED        OWNED AFTER       AFTER
     SHAREHOLDER               OFFERING(1)        FOR SALE       OFFERING(2)      OFFERING
----------------------      ----------------    -------------  ---------------  -------------
Bulldog Capital                 524,555            398,834(3)      125,721             2.4%
Management Limited
Partnership, Inc.

Polaris Prime                    54,387             54,387(4)            0               *
Directional Hedge

MD Strategic L.P.               933,488            609,040(5)      324,448             6.3%

MDV IV L.P.                     164,010            164,010(6)            0               *

Peter Tuppence                    9,501              9,501(7)            0               *

Mary Whalen                      62,005             62,005(8)            0               *

Tom Scarola                       9,501              9,501(9)            0               *

                               SECURITIES                        SECURITIES      PERCENTAGE
       NAME OF                BENEFICIALLY       SECURITIES      BENEFICIALLY     OWNERSHIP
       SELLING               OWNED PRIOR TO       OFFERED        OWNED AFTER       AFTER
     SHAREHOLDER               OFFERING(1)        FOR SALE       OFFERING(2)      OFFERING
----------------------      ----------------    -------------  ---------------  -------------
David Whalen                     12,001             12,001(10)           0               *

Michael Whalen                   12,001             12,001(11)           0               *

Michael Petrycki                 19,002             19,002(12)           0               *

Castle Rock Partners             38,004             38,004(13)           0               *

Greg Brundage                     8,849              8,849(14)           0               *

William James Bell               47,505             47,505(15)           0               *
1993 Trust

Craig McNab                      38,004             38,004(16)           0               *

MNDA Partners                    28,503             28,503(17)           0               *

Cruttenden Family,               37,787             37,787(18)           0               *
L.P.

Robert London                   113,361            113,361(19)           0               *

Jack Baker                       10,000             10,000(20)           0               *

Steve Balog                       5,000              5,000(21)           0               *

John Bay                          5,000              5,000(22)           0               *

Dennis Cameroon                   2,000              2,000(23)           0               *

Fred Fraenkel                     1,000              1,000(24)           0               *

Fred Friedman                    20,000             20,000(25)           0               *

Impley Investments                2,500              2,500(26)           0               *

Gavin Kleinknecht                 1,500              1,500(27)           0               *

Keir Kleinknecht                  1,500              1,500(28)           0               *

Peter Kleinknecht                   1,000              1,000(29)            0                  *

Sabrina Kleinknecht                 1,500              1,500(30)            0                  *

Robert Lavinia                      5,000              5,000(31)            0                  *

Len Lichter                        10,000             10,000(32)            0                  *

ADMN Associates                   103,000            103,000(33)            0                  *

Meyer Duffy Ventures               20,000             20,000(34)            0                  *
III

Boyce Wells Meyer                   7,500              7,500(35)            0                  *
Trust

Ralph Rabman                        1,000              1,000(36)            0                  *

                                  SECURITIES                         SECURITIES        PERCENTAGE
       NAME OF                   BENEFICIALLY      SECURITIES       BENEFICIALLY        OWNERSHIP
       SELLING                  OWNED PRIOR TO      OFFERED          OWNED AFTER          AFTER
     SHAREHOLDER                 OFFERING(1)        FOR SALE         OFFERING(2)         OFFERING
----------------------         ----------------   -------------    ---------------    -------------
Crossan Seibolt                     2,500              2,500(37)            0                  *

Stanton Weissenborn                 5,000              5,000(38)            0                  *

Leigh Welles                          500                500(39)            0                  *

Keith Zobrist                       2,500              2,500(40)            0                  *

Alexander Garrin                      833                833(41)            0                  *

Kristoffer Garrin                     833                833(42)            0                  *

Nicholas Garrin                       833                833(43)            0                  *

Tandem Capital                    457,500            457,500(44)            0                  *

Austost Anstalt Schaan            323,050            323,050(45)            0                  *

Tusk Investments, Inc.            323,050            323,050(45)            0                  *

Nesher, Inc.                       46,150             46,150(45)            0                  *

Amro International,               184,600            184,600(45)            0                  *
S.A

Guarantee & Finance,               46,150             46,150(45)            0                  *
Corp.

Settondown Capital                 51,640             51,640(45)            0                  *
International, Ltd.

Collinsville Holdings              25,667             25,667                0                  *
Ltd.

M.J. Segal & Company               25,000             25,000(46)            0                  *
                                  -------            -------          -------            -------


----------
*       Less than 1%.

(1) Based upon 5,157,590 shares of common stock outstanding as of May 7, 1999. Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(2)     Assumes the sale of all shares of common stock offered hereby.

(3) Includes 343,834 shares of common stock issued upon conversion of Series C Preferred Stock and 55,000 shares of common stock issued upon the exercise of Series F Warrants.

(4) Includes 46,887 shares of common stock issued upon conversion of Series C Preferred Stock and 7,500 shares of common stock issued upon the exercise of Series F Warrants.

(5) MD Strategic L.P. is an investment partnership in which Meyer Duffy Asset Management, LLC is the general partner. Mr. Donald J. Duffy, a director of Bikers Dream, is a member of Meyer Duffy Management, LLC. Shares beneficially owned by MD Strategic L.P. include 396,040 shares of common stock issued upon conversion of Series C Preferred Stock, 160,000 shares of common stock issuable upon the exercise of Series F Warrants, and 53,000 shares of common stock issuable upon the exercise of Series E Warrants.

(6)     MDV IV L.P. is an investment partnership in which Meyer Duffy
        Asset Management, LLC is the general partner. Mr. Donald J. Duffy, a director of Bikers Dream, is a member of Meyer Duffy Management, LLC. Shares beneficially owned by MDV IV L.P. include 99,010 shares of common stock issued upon conversion of Series C Preferred Stock and 65,000 shares of common stock issuable upon the exercise of Series F Warrants.

(7) Includes 8,251 shares of common stock issued upon conversion of Series C Preferred Stock and 1,250 shares of common stock issuable upon the exercise of Series F Warrants.

(8) Includes 49,505 shares of common stock issued upon conversion of Series C Preferred Stock and 7,500 shares of common stock issuable upon the exercise of Series F Warrants. and 5,000 shares of common stock issuable upon exercise of Series E Warrants.

(9) Includes 8,251 shares of common stock issued upon conversion of Series C Preferred Stock and 1,250 shares of common stock issuable upon the exercise of Series F Warrants.

(10) Includes 8,251 shares of common stock issued upon conversion of Series C Preferred Stock, 1,250 shares of common stock issuable upon the exercise of Series F Warrants and 2,500 shares of common stock issuable upon the exercise of Series E Warrants.

(11) Includes 8,251 shares of common stock issued upon conversion of Series C Preferred Stock, 1,250 shares of common stock issuable upon the exercise of Series F Warrants and 2,500 shares of common stock issuable upon the exercise of Series E Warrants.

(12) Includes 16,502 shares of common stock issued upon conversion of Series C Preferred Stock and 2,500 shares of common stock issuable upon the exercise of Series F Warrants.

(13) Includes 33,004 shares of common stock issued upon conversion of Series C Preferred Stock and 5,000 shares of common stock issuable upon the exercise of Series F Warrants.

(14) Includes 7,599 shares of common stock issued upon conversion of Series C Preferred Stock and 1,250 shares of common stock issuable upon the exercise of Series F Warrants.

(15) Includes 41,255 shares of common stock issued upon conversion of Series C Preferred Stock and 6,250 shares of common stock issuable upon the exercise of Series F Warrants.

(16) Includes 33,004 shares of common stock issued upon conversion of Series C Preferred Stock and 5,000 shares of common stock issuable upon the exercise of Series F Warrants.

(17) Includes 24,753 shares of common stock issued upon conversion of Series C Preferred Stock and 3,750 shares of common stock issuable upon the exercise of Series F Warrants.

(18) Includes 32,787 shares of common stock issued upon conversion of Series C Preferred Stock and 5,000 shares of common stock issuable upon the exercise of Series F Warrants.

(19) Includes 98,361 shares of common stock issued upon conversion of Series C Preferred Stock and 15,000 shares of common stock issuable upon the exercise of Series F Warrants.

(20) Includes 10,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(21) Includes 5,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(22) Includes 5,000 shares of common stock issuable upon the exercise of the Series E Warrants

(23) Includes 2,000 shares of common stock issuable upon the exercise of the Series E Warrants

(24) Includes 1,000 shares of common stock issuable upon the exercise of the Series E Warrants

(25) Includes 20,000 shares of common stock issuable upon the exercise of the Series E Warrants

(26) Includes 2,500 shares of common stock issuable upon the exercise of the Series E Warrants

(27) Includes 1,500 shares of common stock issuable upon the exercise of the Series E Warrants

(28) Includes 1,500 shares of common stock issuable upon the exercise of the Series E Warrants

(29) Includes 1,000 shares of common stock issuable upon the exercise of the Series E Warrants

(30) Includes 1,500 shares of common stock issuable upon the exercise of the Series E Warrants

(31) Includes 5,000 shares of common stock issuable upon the exercise of the Series E Warrants

(32) Includes 10,000 shares of common stock issuable upon the exercise of the Series E Warrants

(33) Includes 103,000 shares of common stock issuable upon the exercise of the Series E Warrants

(34) Meyer Duffy Ventures III is an investment partnership in which Meyer Duffy Asset Management, LLC, is the general partner. Mr. Donald J. Duffy, a director of Bikers Dream, is a member of Meyer Duffy Management, LLC. Shares beneficially owned by Meyer Duffy Ventures III include 20,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(35) Includes 7,500 shares of common stock issuable upon the exercise of the Series E Warrants.

(36) Includes 1,000 shares of common stock issuable upon the exercise of Series E Warrants.

(37) Includes 2,500 shares of common stock issuable upon the exercise of the Series E Warrants.

(38) Includes 5,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(39) Includes 500 shares of common stock issuable upon the exercise of the Series E Warrants.

(40) Includes 2,500 shares of common stock issuable upon the exercise of the Series E Warrants.

(41) Includes 833 shares of common stock issuable upon the exercise of the Series E Warrants.

(42) Includes 833 shares of common stock issuable upon the exercise of the Series E Warrants.

(43) Includes 457,500 shares of common stock issuable in connection with the exercise of warrants.

(44) Includes 833 shares of common stock issuable upon the exercise of the Series E Warrants.

(45) Includes the following shares of common stock issuable upon the conversion of Series D Preferred Stock: Austost Anstalt Schaan (310,
        800); Tusk Investments, Inc. (310,800); Nesher, Inc. (44,400); Amro International, S.A. (177,600); Guarantee & Finance Corp. (44,400); and Settondown Capital International, Ltd. (26,640). Includes the following shares of common stock issuable upon the exercise of Series G Warrants to purchase common stock issued in conjunction with Series D Preferred
        Stock: Austost Anstalt Schaan (12,250); Tusk Investments, Inc. (12,250); Nesher, Inc. (1,750); Amro International, S.A. (7,000); Guarantee & Finance Corp. (1,750); and Settondown Capital International, Ltd. (25,000). The number of shares of common stock shown as beneficially owned prior to the offering by the selling shareholders holding Series D Preferred Stock represents an estimate of the number of shares of common stock to be offered by such selling shareholders. The actual number of shares of common stock issuable upon conversion of the Series D Preferred Stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by Bikers Dream at this time, including, among other factors, the future market price of the common stock and shareholder approval of the conversion of the Series D Preferred Stock in accordance with the terms of the subscription agreement governing the terms of sale of such Series D Preferred Stock. The total number of shares of common stock listed in the table as issuable upon conversion of the Series D Preferred Stock represents 14,800 shares of common stock for each $25,000 of stated value of Series D Preferred Stock subscribed for by the Series D holders and one share of common stock for each warrant to purchase common stock held by such holders. The actual number of shares of common stock issuable upon conversion of the Series D Preferred Stock shall equal the sum of the stated value of $1,000 per share, as adjusted for any stock dividends, combinations or splits with respect to such share, and accrued and unpaid dividends on such share, divided by the conversion price. The conversion price shall be equal to the lesser of: (1) 110% of the average closing bid price of Bikers Dream common stock for the trading day immediately preceding the date of the issuance of the shares of Series D Preferred Stock; or (2) at 90% of the average of the four lowest closing bid prices for the 22 trading days immediately preceding the conversion of the respective shares of Series D Preferred Stock. The closing bid price means the closing bid price of Bikers Dream common stock as reported by Nasdaq or the principal exchange or market where traded. Such number of shares issuable upon conversion of the Series D Preferred Stock may be less than or greater than the number of shares shown as beneficially owned by the selling shareholders or otherwise covered by this prospectus.

(46) Includes 25,000 shares of common stock issuable upon exercise of options.


                              PLAN OF DISTRIBUTION

        The shares being offered hereby will be offered and sold by the selling shareholders named in this prospectus, by their donees or transferees, or by their other successors in interest. Bikers Dream will not receive any of the proceeds from the sale of the shares pursuant to this prospectus. Bikers Dream has agreed to bear the expenses of the registration of the shares, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling shareholders, and any discounts or commissions payable with respect to sales of the shares.

        The selling shareholders may offer and sell the shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders have advised Bikers Dream that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both . Such compensation may be in excess of customary commissions.

        From time to time, one or more of the selling shareholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling shareholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling shareholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling shareholders will decrease as and when the selling shareholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling shareholders for purposes of this prospectus.

        The selling shareholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed underwriting compensation under the Securities Act of 1933.

        Bikers Dream has agreed to indemnify certain of the selling shareholders against liabilities they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that such selling shareholders may incur under the Securities Act of 1933. Bikers Dream does not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to Bikers Dream by the selling shareholder for use in the Registration Statement.

        Bikers Dream has advised the selling shareholders of (1) the requirement for delivery of this prospectus in connection with any sale of the shares, and
(2) the relevant cooling off period specified by Regulation M and restrictions upon the selling shareholders' bidding for or purchasing securities of Bikers Dream during the distribution of shares.

TRANSFER AGENT

        The transfer agent for Bikers Dream's common stock is American Securities Transfer, Incorporated, 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.

                                  LEGAL MATTERS

        Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for Bikers Dream by Miller & Holguin, attorneys at law, Los Angeles, California.

                                     EXPERTS

        The consolidated financial statements of Bikers Dream contained in the Annual Report on Form 10-KSB of Bikers Dream for the year ended December 31, 1998 and incorporated in this prospectus by reference, have been so included in reliance on the report of Singer Lewak Greenbaum & Goldstein, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

        The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about Bikers Dream which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

        We incorporate by reference the following documents:

        - our Annual Report on Form 10-KSB for the year ended December 31, 1998 as filed on April 15, 1999;

        -    our current report on Form 8-K filed on February 10, 1999;

        - our preliminary Proxy Statement filed on April 22, 1999 in connection with Bikers Dream's Annual Meeting of Stockholders to be held on July 19, 1999;

        -    the description of our class of common stock as set forth under
             Item 1 of our Form 8-A registration statement filed on March 17, 1987 and under "Description of Securities" in our Form S-18 registration statement No. 33-9879-LA filed on October 30, 1986, together with the following updating information: (1) footnote 8 to the Consolidated Financial Statements in our Quarterly Report on Form 10-QSB for the period ended September 30, 1996; (2) paragraph one of Item 2, Part II ("Changes in Securities"), of our Quarterly Report on Form 10-QSB for the period ended September 30, 1997; and
             (3) footnote 11 to the Consolidated Financial Statements our Quarterly Report on Form 10-QSB for the period ended March 31, 1998; and

        - future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by the selling shareholders have been sold.

        You may obtain a copy of these filings, without charge, by writing or calling us at:

                               Bikers Dream, Inc.
                               3810 Wacker Drive
                          Mira Loma, California 91752
                          Attention: Mr. Herm Rosenman
                                 (909) 360-2500

     If you would like to request these filings from us, please do so at least five business days before you have to make an investment decision.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than on the front of those documents.


                             ----------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


        The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the selling shareholders and any discounts or commissions payable with respect to sales of the shares, will be paid by Bikers Dream. See "Plan of Distribution."

            SEC registration fee .............................        $ 3,391.32
            Printing expenses ................................         15,000.00
            Accounting fees and expenses .....................          3,000.00
            Legal fees and expenses ..........................         25,000.00
            Miscellaneous ....................................          5,000.00
                                                                      ----------

                    Total ....................................        $51,391.32
                                                                      ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The liability of the Registrant's officers and directors is or may be affected in such capacity by the following:


        Section 317 of the California General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933. The Amended and Restated Articles of Incorporation of the Registrant authorize the Registrant to provide indemnification of its officers, directors and agents for breach of duty to the Registrant and its shareholders through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by California law, subject to certain limitations.


        The Registrant's Bylaws provide for the indemnification of its officers and directors to the fullest extent permitted by law. In addition, the Registrant currently maintains directors' and officers' liability insurance and has entered into indemnification agreements with its directors and certain of its officers.

        In addition, as permitted by Section 204(a)(10) of the California General Corporation Law, the Amended and Restated Articles of Incorporation of the Registrant provide that the liability of a director of the Registrant for monetary damages shall be eliminated to the fullest extent permissible under California law. However, as provided by California law, such limitation of liability will not act to limit the liability of a director for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interest of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) any improper transactions between a director and the Registrant in which the director has a material financial interest or (vii) any unlawful distributions to the shareholders of the Registrant or any unlawful loan of money or property to, or a guarantee of the obligation of, any director of officer of the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS

The following exhibits are filed or incorporated by reference as part of this Registration Statement.


         3.1        Articles of Incorporation, as amended, of Bikers Dream, Inc.
                    (formerly known as HDL Communications)(1)

         3.1.1      Certificate of Amendment of Articles of Incorporation dated
                    June 21, 1996(2)

         3.1.2      Certificate of Correction of Certificate of Amendment of
                    Articles of Incorporation dated July 25, 1997(3)

         3.1.3      Certificate of Ownership of HDL Communications (now known as
                    Bikers Dream, Inc.)(1)

         3.1.4      Certificate of Determination of Series B Convertible
                    Preferred Stock(3)

         3.1.5      Certificate of Determination of Series C Convertible
                    Preferred Stock(4)

         3.1.6      Certificate of Determination of Series D Convertible
                    Preferred Stock(5)

         3.2        Bylaws, as amended, of Bikers Dream, Inc.(1)

         4.1        Form of Certificate of Common Stock of Bikers Dream, Inc.(6)

         4.2        Articles of Incorporation of the Company, as amended
                    (included as Exhibits 3.1, 3.1.1, 3.1.2, 3.1.4, 3.1.5 and
                    3.1.6)

         4.3        By-laws , as amended, of the Company (included as Exhibit
                    3.2).

         4.4        Form of Series D Preferred Stock Subscription Agreement(5)

         5.1 Form of Opinion of Miller & Holguin as to the legality of the securities being registered.(5)

         23.1       Consent of Singer Lewak Greenbaum & Goldstein LLP

         23.2 Consent of Miller & Holguin (included in its opinion filed as Exhibit 5.1)(5)

----------


(1) Previously filed as an exhibit to Bikers Dream's registration statement on Form SB-2 (No. 33-92294) filed with the Commission on May 31, 1995.

(2) Previously filed as an exhibit to Bikers Dream's Form 10-KSB report for the fiscal year ended December 31, 1996 filed with the Commission on April 15, 1997.

(3) Previously filed as an exhibit to Bikers Dream's Form 10-QSB report for the fiscal quarter ended September 30, 1997 filed with the Commission on November 14, 1997.

(4) Previously filed as an exhibit to Bikers Dream's Form 10-QSB report for fiscal quarter ended March 30, 1998 filed with the Commission on May 15, 1998.

(5) Previously filed as an exhibit to this registration statement on Form S-3 (No. 333- 72167) as originally filed with the Commission on February 11, 1999.

(6) Previously filed as an exhibit to Bikers Dream's Form 10-KSB report for the fiscal year ended December 31, 1998 filed with the Commission on April 15, 1999.



ITEM 17.  UNDERTAKINGS.

        (a) The undersigned Registrant hereby undertakes that it will:

               (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


        (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mira Loma, State of California, on May 13, 1999.


                                         BIKERS DREAM, INC.
                                         Registrant

                                         By:  /s/ Herm Rosenman
                                              ----------------------------------
                                              Herm Rosenman
                                              Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              NAME                            TITLE                           DATE
              ----                            -----                           ----
/s/ Herm Rosenman                    Chief Executive Officer               May 13, 1999
--------------------------------          and Director
Herm Rosenman                     (Principal Executive Officer)

/s/ Donald J. Duffy                         Director                       May 13, 1999
--------------------------------
Donald J. Duffy

/s/ Humbert Powell III                      Director                       May 13, 1999
--------------------------------
Humbert Powell III

/s/ John Russell                            Director                       May 13, 1999
--------------------------------
John Russell

/s/ Bruce A. Scott                          Director                       May 13, 1999
--------------------------------
Bruce A. Scott

/s/ Anne Todd                              Controller                      May 13, 1999
--------------------------------    (Principal Financial and
Anne Todd                              Accounting Officer)

                                        EXHIBITS INDEX



  Exhibit No.                        Title of Document
  -----------   ----------------------------------------------------------------
      3.1       Articles of Incorporation, as amended , of Bikers Dream, Inc.
                (formerly known as HDL Communications)(1)

      3.1.1     Certificate of Amendment of Articles of Incorporation dated June
                21, 1996(2)

      3.1.2     Certificate of Correction of Certificate of Amendment of
                Articles of Incorporation dated July 25, 1997(3)

      3.1.3     Certificate of Ownership of HDL Communications (now known as
                Bikers Dream, Inc.)(1)

      3.1.4     Certificate of Determination of Series B Convertible Preferred
                Stock(3)

      3.1.5     Certificate of Determination of Series C Convertible Preferred
                Stock(4)

      3.1.6     Certificate of Determination of Series D Convertible Preferred
                Stock(5)

      3.2       Bylaws, as amended, of Bikers Dream, Inc.(1)

      4.1       Form of Certificate of Common Stock of Bikers Dream, Inc.(6)

      4.2 Articles of Incorporation of the Company, as amended (included as Exhibits 3.1, 3.1.1, 3.1.2, 3.1.4, 3.1.5 and 3.1.6)

      4.3       By-laws , as amended, of the Company (included as Exhibit 3.2).

      4.4       Form of Series D Preferred Stock Subscription Agreement(5)

      5.1 Form of Opinion of Miller & Holguin as to the legality of the securities being registered.(5)

      23.1      Consent of Singer Lewak Greenbaum & Goldstein LLP

      23.2 Consent of Miller & Holguin (included in its opinion filed as Exhibit 5.1)(5)


----------


(1) Previously filed as an exhibit to Bikers Dream's registration statement on Form SB-2 (No. 33-92294) filed with the Commission on May 31, 1995.

(2) Previously filed as an exhibit to Bikers Dream's Form 10-KSB report for the fiscal year ended December 31, 1996 filed with the Commission on April 15, 1997.

(3) Previously filed as an exhibit to Bikers Dream's Form 10-QSB report for the fiscal quarter ended September 30, 1997 filed with the Commission on November 14, 1997.

(4) Previously filed as an exhibit to Bikers Dream's Form 10-QSB report for fiscal quarter ended March 30, 1998 filed with the Commission on May 15, 1998.

(5) Previously filed as an exhibit to this registration statement on Form S-3 (No. 333-72167) as originally filed with the Commission on February 11, 1999.

(6) Previously filed as an exhibit to Bikers Dream's Form 10-KSB report for the fiscal year ended December 31, 1998 filed with the Commission on April 15, 1999.